U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                                     FORM 4
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed  pursuant to Section  16(a) of the  Securities  Exchange Act of 1934,
     Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(  ) Check this box if no longer subject to Section 16.
     Form 4 or Form 5 obligations may continue.  See Instruction 1(b).

1.   Name and Address of Reporting Person

     John L. Collins
     24115 Falcon Point Drive
     Katy TX 77494

2.   Issuer Name and Ticker or Trading Symbol

     Fortune Natural Resources Corporation - FPX

3.   IRS or Social Security Number of Reporting Person (Voluntary)

     ###-##-####

4.   Statement for Month/Year

     September, 1997

5.   If Amendment, Date of Original (Month/Year)

6.   Relationship of Reporting Person to issuer (Check all applicable)
     ( )  Director  ( )  10% Owner  (X)  Officer (give title below)
     ( )  Other (specify below)

     Vice President - Investor Relations

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TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of   |2. Transaction |3. Transaction  |4. Securities          | 5. Amount of        |6. Ownership Form:|7. Nature of
   Derivative |   Date        |   Code         |   Acquired (A) or     |    Securities       |    Direct (D) or |   Indirect
   Security   |               |                |   Disposed of (D)     |    Beneficially     |    Indirect (I)  |   Beneficial
              |   (Month/Day/ |   (Instr. 8)   |   Instr. 3, 4 and 5)  |    Owned at End     |                  |   Ownership
              |    Year)      |        |       |        | (A) or|      |    of Month         |                  |
              |               |  Code  |  V    | Amount | (D)   | Price|    (Instr. 3 and 4) |    (Instr. 4)    |   (Instr. 4)
-------------- --------------  ----------------  ----------------------  ------------------   -----------------  --------------

Common Stock   09/11/97        T                 1,449    A       $2.82   1,449               I                  401(k)Plan

Common Stock                                                             88,000               D (unchanged)





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TABLE II - Derivative  Securities  Acquired,  Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)

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1.Title  |2.Conver-   |3.Trans- |4.Transac- |5.Number of   |6.Date Exer-   |7.Title and     |8.Price|9.Number  |10.Owner- |11.Nature
  of     |  sion or   |  action |  action   |  Derivative  |  cisable and  |  Amount of     | of    |  of      |   ship   |   of In-
  Deriva-|  Exercise  |  Date   |  Code     |  Securities  |  Expiration   |  Underlying    | Deriv-|  Deriv-  |   Form of|   direct
  tive   |  Price of  |         |           |  Acquired (A)|  Date         |  Securities    | ative |  ative   |   Deriv- |   Bene-
  Secur- |  Derivative|         |           |  or Disposed |               |                | Secur-|  Secur-  |   ative  |   ficial
  ity    |  Security  |  (Month/|  (Instr.  |  of (D)      |               |  (Instr. 3     | ity   |  ities   |   Secu-  |   Owner-
  (Instr.|            |   Day/  |    8)     |              |  (Month/Day/  |  and 4)        |       |  Bene-   |   rity:  |   ship
   3)    |            |   Year) |           |  (Instr. 3,  |  Year)        |                |(Instr.|  ficially|   Direct |
         |            |         |           |   4 and 5)   |               |                |  5)   |  Owned   |   (D) or |  (Instr.
         |            |         |           |              |               |                |       |  at End  |   Indi-  |    4)
         |            |         |           |              |               |      |Amount   |       |  of Month|   rect   |
         |            |         |           |              |Date   |Expira-|      |or       |       |  (Instr. |   (I)    |
         |            |         |     |     |     |        |Exer-  |tion   |      |Number   |       |    4)    |  (Instr. |
         |            |         |Code | V   |(A)  | (D)    |cisable|Date   |Title |of Shares|       |          |   4)     |
--------  -----------  --------- ----------  -------------  --------------- ---------------  ------- ---------- ---------- ---------

Stock                                                                                                92,000     D(1) (unchanged)
Options

Stock                                                                                                80,000     D(1) (unchanged)
Options

Private
Warrants                                                                                             25,000     D(unchanged)



Explanation of Responses:
(1) These securities are listed separately since the terms and expiration dates differ.


SIGNATURE OF REPORTING PERSON
/s/ John L. Collins

DATE
October 1, 1997